Air T, Inc. Reports Fiscal 2026 Results

CHARLOTTE, NC, June 29, 2026— Air T, Inc. (NASDAQ: AIRT) is an industrious American company with a portfolio of businesses, each of which is independent yet interrelated. We seek dynamic individuals and teams to operate companies with processes and insights that drive increasing value over time. We believe we can invest corporate resources to help activate growth and overcome challenges.

Our core segments are overnight air cargo; ground support equipment; commercial aircraft, engines and parts; digital solutions; and regional airline.

Today, Air T announced results for the fiscal year ended March 31, 2026:

•Revenues totaled $327.1 million for the fiscal year ended March 31, 2026, an increase of $35.2 million, or 12% from the prior fiscal year. Revenues for the fiscal year ended March 31, 2026 included $55.3 million related to our acquisition of Regional Express Holdings Pty Ltd (“Rex”) completed on December 18, 2025.
•Operating loss was $11.2 million for the fiscal year ended March 31, 2026, compared to operating income in the prior fiscal year of $1.9 million.
•Earnings before income taxes were $86.0 million for the fiscal year ended March 31, 2026, compared to a loss before income taxes of $5.0 million in the prior fiscal year. Results for the fiscal year ended March 31, 2026 include a $111.2 million non-cash bargain purchase gain related to the Rex acquisition. The gain does not represent cash generated by Rex or operating income from Rex’s business.
•Adjusted EBITDA* was $10.1 million for the fiscal year ended March 31, 2026, compared to $7.4 million in the prior fiscal year.
•The investment balance for the Company’s equity method investees was $26.1 million at March 31, 2026, compared to $19.0 million at March 31, 2025.
•Net income per share was $28.85 for the fiscal year ended March 31, 2026, compared to net loss per share of $2.23 for the prior fiscal year. As noted above, fiscal year 2026 results include a $111.2 million non-cash pre-tax bargain purchase gain related to the Rex acquisition.

*Adjusted EBITDA is a non-GAAP financial measure; see below for further explanation and reconciliation to GAAP measure.

Company Chairman and CEO Nick Swenson commented:

“Air T’s fiscal 2026 represents an important year of transformation. The completion of the Rex acquisition and Crestone’s merger with Arena in the first quarter of fiscal 2027 will be transformative to our long-term balance sheet and income statement. Our current year results were subject to significant expenses associated with the Rex acquisition, and just over three months of Rex’s operating activity in our income statement during their seasonally slow summer. We believe that both acquisitions will be significant positive generators of shareholder value over time.

Moreover, we believe our allocator-operator model — making space for dynamos— continues to be an intangible driver of shareholder value. Leaders are motivated when they have their own ship to sail on a course of their choosing.

We know that Air T is difficult to understand and clearly some will put us in the “too hard” pile. And while it’s certainly possible we are too optimistic, our perception is that the underlying businesses in the Air T portfolio have continued to perform well and are set on a course to build per share value over time.”

Business Segment Results

Overnight Air Cargo

•This segment provides air express delivery services, primarily for FedEx Corporation, and repair services.
•Revenues from the overnight air cargo segment increased by $3.8 million (3%) for the fiscal year ended March 31, 2026 compared to the prior fiscal year. The increase was driven by Worldwide Aircraft Services, Inc. (“WASI”) and Royal Aircraft Services, LLC (“Royal”). Royal was acquired in May 2025, driving an additional $1.5 million in revenue with no prior-year comparable. WASI experienced an increase in revenue of $2.8 million, driven by increases in labor revenue from expanded third-party maintenance activity and project-based revenue. Revenues at Mountain Air Cargo, Inc. (“MAC”) and CSA Air, Inc. (“CSA”) remained relatively consistent with the prior year.
•Adjusted EBITDA* for this segment was $6.9 million for the fiscal year ended March 31, 2026, an increase of $0.1 million when compared to the prior fiscal year, as WASI's substantial improvement offset declines at MAC and CSA.

Ground Support Equipment (“GGS”)
•This segment—which includes some of the world-leading offerings in the category—manufactures, repairs, and maintains mobile deicers and other specialized ground-support equipment. Customers include passenger and cargo airlines, airports, the military, and other industrial customers.
•Revenues for this segment totaled $47.2 million for the fiscal year ended March 31, 2026, up 21% versus $38.9 million in the prior fiscal year. The increase was driven primarily by new and expanded deicing contracts and catering equipment sales, partially offset by lower overhaul revenue.
•Adjusted EBITDA* for this segment was $4.3 million in the fiscal year ended March 31, 2026, compared to an adjusted EBITDA* loss of $0.8 million in the prior fiscal year. The improvement reflects an $8.2 million revenue increase generating approximately $6.4 million of incremental gross margin and the elimination of elevated inventory carrying costs and overhead variances that weighed on prior fiscal year results.
•At March 31, 2026, this segment’s order backlog was $0.6 million compared to $14.3 million at March 31, 2025. The decrease was driven by the timing of the annual U.S. Air Force order, which was placed in May 2026.

Commercial Aircraft, Engines and Parts
•This segment acquires, leases, manages, repairs, disassembles, and sells commercial aircraft, jet engines, and aviation components, and provides related asset management, procurement, overhaul, repair, and logistics services.
•Revenues for this segment totaled $89.9 million for the fiscal year ended March 31, 2026, a decrease of $29.5 million from the prior fiscal year. The decrease was driven primarily by a $38.8 million decrease in component sales at Contrail. The prior fiscal year reflected an elevated level of trading activity not expected to recur at that level in the foreseeable future. The decrease in revenue at Contrail was partially offset by activity at the other companies in this segment. Most notably, Worthington Aviation, LLC (“Worthington”) revenues increased by $7.8 million year-over-year, or 23%, to $41.0 million, reflecting maintenance, repair and overhaul (“MRO”) volume growth and expansion in Australia. Landing Gear Support Services, Inc. (“LGSS”) revenues increased by $1.2 million year-over-year, or 36%, to $4.6 million, driven by a brokered landing gear sale and incremental lease revenue. Jet Yard Companies won new major projects and additional off-site teardown projects.
•Adjusted EBITDA* for this segment was $7.3 million for the fiscal year ended March 31, 2026, compared to $9.2 million in the prior fiscal year. The decrease was primarily attributable to Contrail's revenue-driven decline, partially offset by improvement at Jet Yard Companies and LGSS. The earnout remeasurement gain of $0.7 million and inventory write-down of $0.9 million are recorded within this segment.

Digital Solutions
•This segment develops and provides digital aviation and other business services to customers within the aviation industry to generate recurring subscription revenues.
•The digital solutions segment contributed $9.1 million of revenues for the fiscal year ended March 31, 2026, compared to $7.3 million in the prior fiscal year. The increase of $1.8 million was primarily due to increased revenue of $1.8 million at WorldACD, reflecting growth in data analytics and airspace management engagements. Revenue at Ambry Hills Technology, LLC remained flat at $0.9 million for the fiscal year ended March 31, 2026, with annual recurring revenue at $1.1 million.

•Adjusted EBITDA* loss for this segment was $0.4 million for the fiscal year ended March 31, 2026. Adjusted EBITDA* loss increased by $0.2 million in the current fiscal year, primarily due to WorldACD's improvement being offset by wider losses at Ambry Hills Technology.

Regional Airline
•This segment provides scheduled regional passenger and cargo airline services in Australia, operating a fleet of aircraft serving regional communities and connecting passengers to major metropolitan centers.
•Regional airline revenues for the fiscal year ended March 31, 2026 were $55.3 million, representing the contribution of Rex for the period from its acquisition date of December 18, 2025 through March 31, 2026. There is no prior-year comparable. Revenue consisted of passenger revenue, ancillary fees, freight and charter, and government subsidy income.
•Adjusted EBITDA* for this segment was less than $0.1 million for the fiscal year ended March 31, 2026. The significant add-backs to this segment’s operating loss of $14.2 million includes $8.8 million of depreciation and amortization, $2.0 million of non-recurring post-acquisition integration expenses and $3.4 million of landholder duty charges, a one-time transaction-based tax imposed by Australian state and territory governments on the transfer of interests in landholding entities, incurred as a direct result of the acquisition.

*Adjusted EBITDA is a non-GAAP financial measure; see below for further explanation and reconciliation to GAAP measures.

Non-GAAP Financial Measures

The Company uses adjusted earnings before taxes, interest, and depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure, to evaluate the Company’s financial performance. The Company defines Adjusted EBITDA as operating income (loss), adjusted for depreciation and amortization and the other items shown in the reconciliation below.

Management believes that Adjusted EBITDA is a useful measure of the Company's performance because it provides investors additional information about the Company's operations allowing better evaluation of underlying business performance and better period-to-period comparability. We may periodically review and update our non-GAAP financial measures based on our determination of their relevance to our business which could result in the addition or elimination of select non-GAAP financial measures in the future. Adjusted EBITDA is not intended to replace or be an alternative to operating income, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of operating (loss) income to Adjusted EBITDA (in thousands):

	Year Ended
	March 31, 2026	March 31, 2025
Operating (loss) income	$(11,197)	$1,908
Depreciation and amortization (excluding leased assets depreciation)[1]	11,661	2,998
Inventory write-down and reserves	850	1,463
(Gain) loss on sale of property and equipment	(65)	15
Securities issuance expenses	136	212
Share-based compensation	175	88
Severance expenses	100	244
Earnout remeasurement	(666)	435
Landholder duty charges	3,444	—
Acquisition and integration expenses	5,687	—
Adjusted EBITDA	$10,125	$7,363
(1) Depreciation expense of $0.7 million and $1.4 million was excluded for the fiscal years ended March 31, 2026 and 2025, respectively.

The following table provides the Company’s Adjusted EBITDA by segment (in thousands):

	Year Ended		Change
	March 31, 2026	March 31, 2025
Mountain Air Cargo, Inc.	$4,134	$5,298	$(1,164)
CSA Air, Inc.	814	863	(49)
Worldwide Aircraft Services, Inc.	2,160	616	1,544
Royal Aircraft Services, LLC	(182)	—	(182)
Overnight Air Cargo	6,926	6,777	149
Contrail Aviation Support, LLC	9,989	12,567	(2,578)
AirCo, LLC, AirCo 1, LLC, AirCo 2, LLC and AirCo Services, LLC	(2,002)	(1,878)	(124)
Worthington Aviation, LLC	(719)	197	(916)
Jet Yard, LLC and Jet Yard Solutions, LLC	(23)	(1,133)	1,110
Air'Zona Aircraft Services, Inc.	132	174	(42)
Landing Gear Support Services, Inc.	(47)	(714)	667
Commercial Aircraft, Engines and Parts	7,330	9,213	(1,883)
Global Ground Support, LLC	4,251	(773)	5,024
Ground Support Equipment	4,251	(773)	5,024
Ambry Hill Technology, LLC	(3,563)	(2,704)	(859)
WorldACD Market Data B.V.	3,135	2,432	703
Digital Solutions	(428)	(272)	(156)
Regional Express Holdings Pty Ltd	10	—	10
Regional Airline	10	—	10
Reportable segments total	18,089	14,945	3,144
Corporate and Other	(8,862)	(8,476)	(386)
Intersegment eliminations	898	894	4
Consolidated Air T, Inc.	$10,125	$7,363	$2,762

NOTE REGARDING STAKEHOLDER QUESTIONS
If you have questions related to this release or other Air T matters, please use our interactive Q&A capability, through Slido.com, accessible from our website, to submit your questions. We intend to keep that link open and available for shareholder questions. Questions submitted through Slido will be answered “live” and in writing at our Annual Meeting, and via a written response on a quarterly basis. Note that legal and pragmatic requirements restrict us from answering every question posted, yet we intend to address all reasonable and relevant questions with a written answer.

ABOUT AIR T, INC.
Established in 1980, Air T, Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, ground support equipment, commercial aircraft, engines and parts, regional airline and digital solutions. We seek to expand, strengthen and diversify Air T’s after-tax cash flow per share. Our goal is to build Air T’s core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.com. The information on our website is available for information purposes only and is not incorporated by reference into this press release.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those contained in “Overview,” are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “believes”, “pending”, “future”, “expects,” “anticipates,” “estimates,” “depends” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements, because of, among other things, potential risks and uncertainties, such as:

•An inability to finance our operations through bank or other financing or through the sale or issuance of debt or equity securities;
•Economic and industry conditions in the Company’s markets;
•The risk that contracts with FedEx could be terminated or adversely modified;
•The risk that the number of aircraft operated for FedEx is reduced;
•The risk that GGS customers will defer or reduce significant orders for deicing equipment;
•The impact of any terrorist activities or armed conflict on U.S. soil or abroad;
•Changes in U.S. and foreign trade regulations and tariffs;
•The Company’s ability to manage its cost structure for operating expenses, or unanticipated capital requirements, and match them to shifting customer service requirements and production volume levels;
•The Company's ability to meet debt service covenants and to refinance existing debt obligations;
•The risk of injury or other damage arising from accidents involving the Company’s overnight air cargo operations, equipment or parts sold and/or services provided;
•Market acceptance of the Company’s commercial and military equipment and services;
•Competition from other providers of similar equipment and services;
•Changes in government regulation and technology;
•The risk that we may not successfully integrate Rex (including financial reporting, systems, and personnel), which could adversely affect our results and reporting;
•The risk that Rex’s revenues and operating costs may be volatile or unpredictable and that we may be unable to offset cost increases or revenue decreases through pricing, surcharges, cost reductions, or other measures, which could adversely affect our results;
•The risk that Rex may be unable to return aircraft to service on anticipated timelines, to retain regulated route contracts and protected airport slots, or to maintain compliance with the Rex Regional Commitments under the Commonwealth Facilities;
•The risk that the bargain purchase gain recognized in connection with the Rex acquisition may increase scrutiny by investors, regulators, creditors, or other parties regarding the valuation assumptions and accounting judgments used in determining the purchase price allocation and bargain purchase gain;
•The risk that Rex’s operations are subject to extensive regulation and oversight and that compliance failures or adverse regulatory actions could materially harm our business and results;
•The risk that the Rex transaction structure, including the Australian DOCA/administration process, could result in unexpected liabilities, claims, or delays that could materially harm our results and liquidity;
•The risk that fluctuations in the Australian dollar/U.S. dollar exchange rate may adversely affect our reported revenues, expenses, assets, liabilities, cash flows, and financing obligations;
•The risk that fuel prices, fuel availability, and related currency exposure may adversely affect Rex’s operating costs and results, and that Rex may be unable to offset such increases through fares, surcharges, capacity management, or other measures;
•The risk that Rex may require additional liquidity to support ongoing operations, fleet reactivation, working capital, debt service, and compliance with the Commonwealth Facilities;
•The risk that labor disputes, work stoppages, unsuccessful Enterprise Agreement negotiations, wage escalations, or shortages of pilots, engineers, flight attendants, or other skilled personnel may disrupt Rex’s operations or increase costs;
•The risk that non-compliance with the Rex Regional Commitments or the Commonwealth Facilities could increase interest costs, trigger defaults, or permit the Commonwealth to exercise remedies against collateral securing the facilities;
•Changes in the value of marketable securities held as investments;
•Mild winter weather conditions reducing the demand for deicing equipment;
•Market acceptance and operational success of the Company’s aircraft asset management business and related aircraft capital joint venture; and
•Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

We also wish to caution investors that other factors might in the future prove to be important in affecting our results of operations. New factors emerge from time to time. It is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT
Tracy Kennedy
Chief Financial Officer
tkennedy@airt.com